               PURCHASE AND SALE AGREEMENT
                         (PHASE I)



                          BETWEEN



                   TEXSTAR PETROLEUM, INC.

                          "Seller"



                             and



                      SHELL CAPITAL INC.

                           "Buyer"



                      DECEMBER 23, 1998

                          TABLE OF CONTENTS
Article I

     DEFINITIONS

     1.01. Certain Definitions  . . . . . . . . . . . . . . . . .  1
     1.02. Other Definitions  . . . . . . . . . . . . . . . . . .  6

Article II

     TRANSACTIONS

     2.01. Purchase and Sale  . . . . . . . . . . . . . . . . . .  6

Article III

     REPRESENTATIONS AND WARRANTIES OF SELLER

     3.01. Representations and Warranties of Seller  . . . . . . . 6

Article IV

     REPRESENTATIONS AND WARRANTIES OF BUYER

     4.01. Representations and Warranties of Buyer . . . . . . . . 12

Article V

     CONDITIONS TO CLOSING

     5.01. Conditions to Obligation of Seller  . . . . . . . . . . 13
     5.02. Conditions to Obligations of Buyer  . . . . . . . . . . 13

Article VI

     PRE-CLOSING; CLOSING; POST CLOSING

     6.01. Pre-Closing Date and Place. . . . . . . . . . . . . . . 16
     6.02. Documents to Be Executed at Pre-Closing . . . . . . . . 16
     6.03. Recording . . . . . . . . . . . . . . . . . . . . . . . 17
     6.04. Title Report. . . . . . . . . . . . . . . . . . . . . . 17
     6.05. Closing . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.06. Closing Recordings and Legal Opinions . . . . . . . . . 18


                                   -i-



     6.07. No Duty on Buyer  . . . . . . . . . . . . . . . . . . . 18
     6.08. Failure to Close  . . . . . . . . . . . . . . . . . . . 18

Article VII

     MISCELLANEOUS

     7.01. Announcements   . . . . . . . . . . . . . . . . . . . . 18
     7.02. Further Assurances  . . . . . . . . . . . . . . . . . . 18
     7.03. Survival  . . . . . . . . . . . . . . . . . . . . . . . 18
     7.04. Expenses  . . . . . . . . . . . . . . . . . . . . . . . 18
     7.05. Confidentiality . . . . . . . . . . . . . . . . . . . . 19
     7.06. Certain References  . . . . . . . . . . . . . . . . . . 19
     7.07. Notices . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.08. Indemnification . . . . . . . . . . . . . . . . . . . . 20
     7.09. Governing Law . . . . . . . . . . . . . . . . . . . . . 21
     7.10. Successors and Assigns  . . . . . . . . . . . . . . . . 21
     7.11. Schedules and Exhibits  . . . . . . . . . . . . . . . . 21
     7.12. Entire Agreement; Amendments; Waivers . . . . . . . . . 21
     7.13. Headings  . . . . . . . . . . . . . . . . . . . . . . . 22
     7.14. Counterparts  . . . . . . . . . . . . . . . . . . . . . 22
     7.15. Assistance  . . . . . . . . . . . . . . . . . . . . . . 22
     7.16. Arbitration . . . . . . . . . . . . . . . . . . . . . . 22


EXHIBITS

Exhibit A   --   Subject Interests
Exhibit B   --   Seller's Disclosure Statement
Exhibit C   --   Prior Liens to be Assigned on or Before Closing
Exhibit D-1 --   Conveyance of Overriding Royalty Interest (Permanent)
Exhibit D-2 --   Conveyance of Overriding Royalty Interest (Terminable)
Exhibit E   --   Mortgage
Exhibit F   --   Texstar Gas Purchase Contract
Exhibit G   --   Legal Opinions
Exhibit H   --   Operations Agreement

                       PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement") is made and entered into this 23rd day of December, 1998, by and between TEXSTAR PETROLEUM, INC., a Texas corporation, ("Seller"), and SHELL CAPITAL INC., a Delaware corporation, herein referred to as "Buyer".

                           W I T N E S S E T H:

     WHEREAS, Seller desires to sell and Buyer desires to purchase two separate overriding royalty interests in certain oil and gas leases, record title to which is owned by Seller;

     NOW, THEREFORE, in consideration of the mutual benefits and obligations of the parties contained herein, Buyer and Seller agree as follows:

                                ARTICLE I

                               DEFINITIONS

     1.01. CERTAIN DEFINITIONS. As used herein, the following terms shall have the meanings set forth below, except as otherwise expressly provided:

     "Acceptable Title" means such record and beneficial title that (i) entitles the party named to receive from its ownership of record in each Lease, a percentage of all Hydrocarbons produced, saved and marketed from each well located on each Lease, not less than the net revenue interest set forth in Exhibit A for the respective Subject Interest pertaining to that Lease, without reduction, suspension or termination for the respective productive life of such well; (ii) obligates the party named to bear a percentage of the costs and expenses relating to operations on and the maintenance and development of each Lease and each well located on each Lease not greater than the leasehold interest or operating rights interest percentage set forth in Exhibit A for the respective Lease without increase for the respective productive life of each such well unless there is a corresponding and proportionate increase in the net revenue interest as set forth in Exhibit A associated therewith; (iii) entitles the party named to a share of the working interest or operating rights in each Lease which is not less than the leasehold interest or operating rights interest percentage set forth in Exhibit A for the respective Lease; and (iv) is free and clear of any encumbrances, liens, mortgages, or pledges, preferential purchase rights or requirements for consents to assignment applicable to or exercisable as a result of the Conveyances, and any other defects that would materially adversely affect or interfere with the operation, use, possession, ownership or value thereof, except for Permitted Encumbrances, or would impair, impede or prohibit the granting of the Overriding Royalty Interests to Buyer or any other transaction contemplated herein.

     "Affiliate" shall mean any entity which either directly or indirectly controls or manages, is controlled or managed by or under common control or management with the party. For purposes hereof, "control" means the right or power to direct the policies of another through management authority, stock ownership, delegated authority, voting rights or otherwise.

     "Assets" or "Asset" means, collectively or singularly, (i) the Subject Interests, together with all rights, titles, interests, appurtenances, benefits and privileges of Seller attributable to each Subject Interest; (ii) all of the real, immovable, personal and mixed property of Seller (whether located on or off the Subject Interests) used in connection with or attributable in any way to the exploration or development of the Subject Interests for Hydrocarbons or the operation of the Subject Interests for producing, treating, storing or transporting of production from the Subject Interests; (iii) all rights of Seller with respect to all contracts, agreements, instruments, governmental orders, and contractual rights which cover or relate in any way whatsoever to the Subject Interests; (iv) all rights of Seller with respect to all easements, rights-of-ways, rights, permits, licenses and servitudes which are used or held in connection with the exploration, development or operation of the Subject Interests or the transportation of production therefrom; and (v) all files, records, data and documentation of Seller pertaining or related to the Subject Interests and/or assets described in clauses (i) through (iv).

     "Basic Data" means the written information, reports and other data furnished to Buyer by Seller relating to the Assets or in connection with the transactions contemplated in this Agreement.

     "British Thermal Unit" or "Btu" means the amount of energy required to raise the temperature of one (1) pound of pure water one degree Fahrenheit (1F.) from fifty-nine degrees Fahrenheit (59F.) to sixty degrees Fahrenheit (60F.) under a constant pressure of 14.73 pounds per square inch absolute.

     "Casualty Defect" means, with respect to all or any material portion of an Asset, any destruction by fire, blowout, leak, explosion or other casualty (above or below ground) or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain, of any Asset or portion thereof.

     "Central Time" means Central Standard Time or Central Daylight Savings Time in effect on the date in question.

     "Closing" means the consummation of the transactions contemplated hereby as provided in Article VI.

     "Closing Date" means the date of Closing pursuant to Article VI.

     "Closing Documents" means, collectively, the Conveyances, the Operations Agreement, the Texstar Gas Purchase Contract, the Mortgage, and any other documents executed or delivered at or in connection with the Pre-Closing or Closing.

     "Confidential Information" is defined in Section 7.05.

     "Conveyances" means collectively, (i) the Permanent Conveyance and (ii) the Terminable Conveyance.

     "Coral" means Coral Energy Resources, L.P., a Delaware limited partnership.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and any successor statute.

     "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Seller would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b),
(c), (m) or (o) of Section 414 of the Code.

     "ERISA Event" shall mean (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Seller or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     "Hydrocarbons" means all oil, condensate, gas and other liquid and gaseous hydrocarbon substances.

     "Indemnified Parties" is defined in Section 7.08.

     "Lease" means an oil and gas lease described, referred to or identified in Exhibit A attached hereto and made a part hereof for all purposes, as to all lands (or waterbottoms) and depths described in such lease (or the applicable part or portion thereof if specifically limited in depth and/or areal extent in Exhibit A), together with any renewal or extension of such lease (as to all or any part or portion thereof), and any replacement lease taken upon or in anticipation of expiration or termination of such lease (if executed and delivered during the term of or within one (1) year after expiration of the predecessor lease), as to all lands (or waterbottoms) and depths described in the predecessor lease (unless the predecessor lease is specifically limited in depth or areal extent in Exhibit A in which event only such portion of such lease shall be considered a renewal or extension or a replacement lease and subject to the terms of this Agreement), and all renewals and extensions of such replacement leases.

     "Legal Requirement" means any requirement imposed pursuant to any statute, rule, regulation, order, permit or license of any applicable governmental authority or by any applicable court order.

     "MMBtu" means 1,000,000 British Thermal Units.

     "Mortgage" means the Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement created by Seller for the benefit of Buyer in the form of Exhibit E as the same may be amended, modified or restated from time to time.

     "Operations Agreement" means the Operations Agreement by and between Seller and Buyer in the form of Exhibit H as the same may be amended, modified or restated from time to time.

     "Overriding Royalty Interests" means collectively, (i) the Terminable Overriding Royalty Interest and (ii) the Permanent Overriding Royalty Interest.

     "Permanent Conveyance" means the Conveyance of Overriding Royalty Interest (Permanent) from Seller to Buyer covering the Leases in the form attached hereto as Exhibit D-1, as the same may be amended from time to time.

     "Permanent Overriding Royalty Interest" means the overriding royalty interest in and to the Subject Interests that is more particularly described in the Permanent Conveyance.

     "Permitted Encumbrances" means the following:

     (a) the agreements, contracts and other documents described in Exhibit A (to the extent the same are valid and enforceable and burden the Subject Interests) and valid and subsisting lessors' royalties, overriding royalties, reversionary interests and similar burdens which affect the Subject Interests, to the extent the foregoing taken in the aggregate (i) do not reduce Seller's net revenue interest in Hydrocarbons produced from any Lease to less than the net revenue interest set forth in Exhibit A for the Subject
          Interest pertaining to that Lease and (ii) do not increase Seller's portion of costs and expenses relating to operation and development of any Lease to a portion greater than the leasehold interest or operating rights interest percentage for that Lease shown in Exhibit A;

     (b) division orders and sales contracts terminable without penalty upon no more than thirty (30) days' notice to the purchaser;

     (c)  liens for taxes or assessments not yet delinquent;

     (d) materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business, to the extent the same secure amounts not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted;

     (e) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent the same do not materially interfere with operations on, or the operation, value or use of, any Lease or any Subject Interest;

     (f) other valid and enforceable liens, charges, encumbrances, contracts, agreements, obligations, defects and irregularities affecting the Subject Interests which taken in the aggregate and together with the matters identified in clauses (a) through (e) above: (i) do not materially interfere with operations on or the operation, value or use of any Lease or any Subject Interest; (ii) do not prevent
          Seller from receiving any proceeds of production from any Lease or Buyer from receiving Hydrocarbons, or the proceeds thereof, from any Subject Interest; (iii) do not reduce Seller's net revenue interest in Hydrocarbons produced from any Subject Lease to less than the net revenue interest set forth in Exhibit A for the Subject Interest pertaining to that Lease; (iv) do not increase Seller's portion of costs and expenses relating to operation and development of any Lease to a portion greater than the leasehold interest or operating rights interest percentage shown in Exhibit A for that Lease; and (v) do not secure an obligation in respect of borrowed money.

     "Person" means any individual, natural person, corporation, joint venture, partnership, limited partnership, trust, estate, business trust, association, governmental entity or other entity.

     "Plan" shall mean any employee pension benefit plan, as defined in
Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Seller, a subsidiary or an ERISA Affiliate, or (b) was at any time during the six calendar years preceding the date of this Agreement, sponsored, maintained or contributed to, by the Seller or a subsidiary or an ERISA Affiliate.

     "Pre-Closing" is defined in Section 6.01.

     "Reserve Reports" is defined in Section 3.01(a).

     "Shell Gas Purchase Contract" means the Master Purchase Agreement between Buyer and Coral dated effective as of January 1, 1999.

     "Subject Interests" means the undivided leasehold and operating rights interests set forth in Exhibit A in and to the Leases, and any and all additional right, title, interest or claim of every kind and character of Seller in and to the Leases and all lands now or hereafter pooled, communitized or unitized therewith, even though Seller's interest may be incorrectly or incompletely described in Exhibit A, all as the same shall be enlarged by the discharge of any burdens, by the reversion of any interest or by the removal of any charges or encumbrances to which any of the same may be subject, and any and all renewals and extensions of any of the same, but expressly excluding any additional interest in the Leases acquired by Seller after the

Closing other than by reason of or resulting from discharge of any burden, the reversion of any interest or the removal of any charge or encumbrance.

     "Terminable Conveyance" means the Conveyance of Overriding Royalty Interest (Terminable) from Seller to Buyer covering the Leases in the form attached hereto as Exhibit D-2, as the same may be amended from time to time.

     "Terminable Overriding Royalty Interest" means the overriding royalty interest in and to the Subject Interests that is more particularly described in the Terminable Conveyance.

     "Texstar Gas Purchase Contract" means the Gas Purchase Contract between Seller and Coral in the form attached hereto as Exhibit F as the same may be amended, modified or restated from time to time.

     "Taxes" means all ad valorem, property, occupation, severance, production, gathering, pipeline, gross production, windfall profit, energy, Btu, excise and other taxes, governmental charges and assessments imposed on the Assets or the Overriding Royalty Interests, other than income taxes.

     1.02. OTHER DEFINITIONS. Other terms defined elsewhere in this Agreement shall have the meanings so given them herein.


                                  ARTICLE II

                                 TRANSACTIONS

     2.01. PURCHASE AND SALE. Subject to and in accordance with the terms hereof, Seller agrees to sell and Buyer agrees to purchase the Overriding Royalty Interests for a purchase price (the "Phase I Purchase Price") of $7,000,000 U.S. Dollars, and the parties agree to execute and deliver the Closing Documents.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     3.01. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

       (a) All of the Basic Data are accurate and complete in all material respects; and Seller has not made in any Basic Data any untrue statement of a material fact, or failed to correct such an untrue statement, or omitted any material fact which is necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The reserve and cash flow reports prepared by Seller or an Affiliate of Seller (the "Reserve

Reports"), were prepared in accordance with customary oil and gas engineering practices and are based on historical information which is accurate and complete in all material respects.

     (b) The actions of Seller in furnishing information to Buyer in connection with the transactions described herein do not and will not violate any duty owed by Seller to any person to which such information relates or any obligation of Seller under any existing agreement.

     (c) In the aggregate Seller owns Acceptable Title to the Assets and the Subject Interests, except for the liens and production payments described in Exhibit C which shall be assigned to BOCP Energy Partners, L.P. on or before Closing.

     (d) All Taxes previously imposed or assessed with respect to or measured by or charged against or attributable to the Subject Interests and the Assets have been duly paid.

     (e) Except as may be set forth on Exhibit B, there are no suits or proceedings pending or, to the knowledge of Seller, threatened against Seller or the Assets before any court, or by or before any governmental commission, bureau or any regulatory authority, that if decided adversely to the interest of Seller could materially adversely affect Seller, any of the Assets or the rights of Buyer under the Closing Documents.

     (f) The Leases and all other agreements, contracts or instruments associated with the Assets are in full force and effect and constitute legal, valid and binding obligations of the Seller and to the Knowledge of Seller the other Party thereto and neither Seller nor to the knowledge of Seller any other party thereto is materially in breach or default of their obligations thereunder; and Seller has complied with the terms of all suspensions of production granted by any lessor applicable to the Leases and all governmental orders or directives naming Seller or applicable directly to the Leases.

     (g) All rents and royalties with respect to the Leases have been paid in a timely manner, and all liabilities of any kind or nature incurred with respect to the Leases have been paid before delinquent; Seller has not received any notice of default or claimed default with respect to the Subject Interests or any Lease or any part thereof; and all wells, facilities and equipment which constitute part of the Assets are in good repair and working condition (ordinary wear and tear excepted) and have been designed, installed and maintained in accordance with good industry standards and all applicable Legal Requirements.

     (h) The natural gas attributable to the Subject Interests is not currently dedicated or committed to interstate commerce within the meaning of the Natural Gas Act.

     (i) Except as set forth on Exhibit B, neither the Subject Interests nor the Hydrocarbons attributable thereto are subject, committed or dedicated to any contract, agreement or arrangement regarding the gathering, transportation, processing, storing, delivery, sale, use or marketing thereof; Seller has disclosed to Buyer the effect of all such agreements, the Btu content of the Hydrocarbons to be produced from the Subject Interests and the value of such Hydrocarbons; and, except as shown on Exhibit B, no third party has any call, right of first refusal or preferential right to purchase such Hydrocarbons which has not been waived by such third party or the appropriate time for asserting such rights has not expired.

     (j) Except as set forth on Exhibit B, no owner is a party to or bound by, and the Subject Interests and the Hydrocarbons attributable thereto are not encumbered or affected by, any gas balancing, deferred production, gas banking or similar agreement or arrangement; and except as shown on Exhibit B, no Owner is in an "overlift," over-produced," or similar status under any such agreement or arrangement.

     (k) Except as shown on Exhibit B, neither the Subject Interests nor the Hydrocarbons attributed thereto is subject to any contract, agreement or arrangement (including, without limitation, advance payment agreements, prepayments, take-or-pay makeup obligations, gas over/short imbalances or otherwise) whereby the owner of the Hydrocarbons attributed to the Subject Interests or any part thereof is not entitled to convey the Hydrocarbons attributed to the Subject Interests or to market the Hydrocarbons attributed to the Subject Interests and to obtain the full market price or value of the same.

     (l) The Subject Interests have been operated in compliance in all material respects with all rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation of the Subject Interests, including the production of Hydrocarbons attributable thereto, and are not subject to reduced allowances or other penalties on account of overproduction or otherwise. Seller has obtained all necessary or appropriate franchises, licenses and permits to own and operate its properties and to conduct its business as currently being conducted and in accordance with all rules and regulations of any governmental authorities and as would be obtained by a prudent operator.

     (m) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Texas; Seller is duly qualified and in good standing under the laws of the States of Texas and Mississippi; Seller has the legal right, power and authority, and qualifications to conduct its business and own its properties (including the Subject Interests); Seller is qualified to own State oil and gas leases; Seller has the legal right, power and authority (i) to execute and deliver the Conveyances and to convey to Buyer the Overriding Royalty Interests and all of the rights and privileges appurtenant thereto and (ii) to execute and deliver the Mortgage, the Operations Agreement and the Texstar Gas Purchase Contract; and Seller has the legal right, power and authority to execute and deliver this Agreement, and perform all of its obligations under the same.

     (n) The making and performance by Seller of the Closing Documents are within its corporate powers, have been duly authorized by all necessary corporate action on the part of Seller and do not and will not (i) violate any provision of law or any rule, regulation, order, writ, judgment, decree, or determination currently in effect having applicability to Seller or of Seller's certificate of incorporation or bylaws, (ii) result in a breach of or constitute a default under any indenture, bank loan, or credit agreement or farmout agreement, program agreement, operating agreement, or any other agreement or instrument to which Seller is a party or by which Seller or its properties may be currently bound or affected, or
(iii) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge, or other encumbrance upon or of any of the properties or assets of Seller (including the Subject Interests) under any such indenture, bank loan, credit agreement, or other agreement or instrument; and Seller is not in default under any such order, writ, judgment, decree, determination, indenture, agreement, or instrument in any way that now or in the future will materially adversely affect the ability of Seller to perform its obligations under this Agreement or the Closing Documents; and all consents or approvals under such indentures, agreements, and instruments necessary to permit valid execution, delivery, and performance by Seller of the Closing Documents and the conveying of the Overriding Royalty Interests by Seller to Buyer have been obtained.

     (o) This Agreement, the Mortgage, and the Operations Agreement have been duly executed and delivered by Seller, and as of the Closing, will constitute, the legal, valid, and binding acts and obligation of Seller enforceable against Seller in accordance with their terms, subject, however, to bankruptcy, insolvency, reorganization, and other laws affecting creditors' rights generally and, with regard to any equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending. There are no bankruptcy, insolvency, reorganization, receivership or arrangement proceedings pending, being contemplated by, or threatened against Seller.

     (p) As of the Closing, the Conveyances will have been duly executed and delivered by Seller, and will constitute the legal, valid, and binding act and obligations of Seller enforceable against Seller in accordance with their terms and the legal, valid, and binding conveyances of the Overriding Royalty Interests out of the entire Subject Interests.

     (q) All consents and waivers of preferential purchase or other rights necessary to permit the valid conveyance to Buyer of the Overriding Royalty Interests and execution and delivery of this Agreement and the Closing Documents have been obtained or the time for giving such consents or waivers has expired following a written request therefor.

     (r) All advance notifications to third parties of the transactions contemplated herein and in the Closing Documents necessary to permit the valid conveyance to Buyer of the Overriding Royalty Interests and execution and delivery of this Agreement and the Closing Documents have been timely and properly given.

     (s) No authorization, consent, approval, license, or exemption of, and no filing or registration with, any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, is necessary to the valid execution and delivery by Seller of, or the performance by Seller of its obligations under this Agreement or the Closing Documents that has not been obtained or performed or the period for objection thereto expired.

     (t) No fire, explosion, accident, earthquake, act of public enemy, or other casualty (regardless of whether covered by insurance) adversely affecting any material portion of the

Subject Interests or the operation thereof, or adversely affecting the ability of Seller to perform its obligations under this Agreement or the Closing Documents, has occurred.

     (u) Prior to the Pre-Closing, Seller shall have furnished to Buyer true copies of all of the agreements and other instruments described in paragraph
(a) of the definition of Permitted Encumbrances.

     (v) The chief executive offices of Seller and the location where it keeps all of its records relating to the Subject Interests is located at the following address: 1000 Louisiana Street, 15th floor, Houston, Texas 77002 and there has been no change in Seller's place of business and chief executive offices and no change of Seller's name during the four months immediately preceding the date hereof.

     (w) With respect to the Assets operated by Seller, Seller has obtained, and with respect to Assets operated by third parties, to the best of Seller's knowledge the third party operator has obtained, all permits, licenses and other authorizations which are required under federal, state and local laws with respect to pollution or protection of the environment relating to Subject Interests, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, the failure of which to obtain would materially affect the value, use or operation of any of the Subject Interests; and Seller (with respect to the Assets operated by it), and to the best of Seller's knowledge third parties operating the Assets on behalf of Seller (with respect to the Assets not operated by Seller) are in compliance in all material respects with all terms and conditions of such laws, permits, licenses and authorizations, and also are in compliance in all materials respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to the Assets, and have all necessary operating or environmental plans required by any law, permit, license or authorization, the failure with which to comply would materially affect the value, use or operation of any Subject Interest; and Seller has not (and to Seller's knowledge and belief no third party operating the Assets on behalf of Seller has) received notice of any violation of or investigation relating to any federal, state or local laws with respect to pollution or protection of the environment relating to the Assets.

     (x) The financial statements of Seller dated as of October 31, 1998 furnished to Buyer have been prepared in accordance with generally accepted accounting principles of the United States, consistently applied, and fairly and accurately reflect the financial condition of Seller as of such date, and since such date (i) there has been no change in the assets, liabilities or financial condition of Seller from that set forth in such latest statement, other than changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse and (ii) neither the business, operations or affairs of Seller, nor any of its properties or assets has been materially adversely affected by any occurrence or development regardless of whether insured against.

     (y) Except as expressly identified to the contrary by the terms "Before Payout" and "After Payout" (or terms of similar import) or by the abbreviations "BPO" and "APO", each of the interests shown on Exhibit A is a permanent or "after payout" interest; and in each instance in which a "Before Payout" or "BPO" or an "After Payout" or "APO" (or terms of similar import) interest is expressly set forth on Exhibit A, the true and correct
"payout" status for that particular Subject Interest was furnished by Seller to Buyer for the purpose of the preparation of the Reserve Reports prepared by such party.

     (z)   (i)   Upon the execution and delivery by Seller of the Permanent
Conveyance, (A) the Permanent Conveyances will constitute the legal, valid and binding conveyance of the Permanent Overriding Royalty Interest out of the leasehold interests and operating rights interests described therein, (B) the Permanent Overriding Royalty Interest will constitute a "real property" interest, (C) the Permanent Overriding Royalty Interest will qualify as a Production Payment under Section 101 (42A) of the United States Bankruptcy Code and (D) the Permanent Conveyance will or does not constitute an executory contract or unexpired lease within the meaning of Section 365 of the United States Bankruptcy Code and (ii) Upon the execution and delivery by Seller of the Terminable Conveyance, (A) the Terminable Conveyances will constitute the legal, valid and binding conveyance of the Terminable Overriding Royalty Interest out of the leasehold interests and operating rights interests described therein, (B) the Terminable Overriding Royalty Interest will constitute a "real property" interest, (C) the Terminable Overriding Royalty Interest will qualify as a Production Payment under
Section 101 (42A) of the United States Bankruptcy Code and (D) the Terminable Conveyance will or does not constitute an executory contract or unexpired lease within the meaning of Section 365 of the United States Bankruptcy Code.

     (aa)  (i)    The Seller, each Affiliate and each ERISA Affiliate have
           complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

           (ii) Each Plan, if any, is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

           (iii) No act, omission or transaction has occurred which could result in imposition on the Seller, any Affiliate or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to Section 502(c) or (i) of ERISA or a tax imposed by Section 4975 of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

           (iv) No Plan (other than a defined contribution Plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Seller, any Affiliate or any ERISA Affiliate has been or is expected by the Seller, any Affiliate or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

           (v) Full payment has been made of all amounts which the Seller, any Affiliate or any ERISA Affiliate is required under the terms of each Plan, if any, or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.

           (vi) The actuarial present value of the benefit liabilities under each Plan, if any, which is subject to Title IV of ERISA does not, as of the end of the Seller's most recently ended fiscal year, exceed the current value of the assets (computed on a Plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in Section
           4041 of ERISA.

           (vii) Neither the Seller nor any Affiliate or ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit Plan, as defined in Section 3(1) of ERISA, including, without limitation, any such Plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, such Subsidiary or ERISA Affiliate in its sole discretion at any time without any material liability.

           (viii) Neither the Seller nor any Affiliate or ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to, any Multiemployer Plan.

           (ix) Neither the Seller nor any Affiliate or ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

                                    ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     4.01. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller that:

     (a) Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement and the transactions described herein have been duly and validly authorized by all requisite corporate action on the part of Buyer.

     (b) This Agreement has been and as of the Closing, the Closing Documents will have been, duly executed and delivered on behalf of Buyer and this Agreement constitutes, and as of the Closing the Closing Documents will constitute, the legal, valid and binding obligations of Buyer enforceable against it in accordance with their terms, subject, however, to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and with regard to any equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending.


                                   ARTICLE V

                            CONDITIONS TO CLOSING

     5.01. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in whole or in part in writing by Seller:

     (a) Buyer shall have performed all covenants and agreements required to be performed by it hereunder at or prior to the Closing, and each of the representations and warranties contained in Article IV hereof shall be true and correct on and as of the Closing Date in all material respects.

     (b) Seller shall have received a certificate dated the Closing Date of an officer of Buyer certifying as to the matters specified in Section 5.01(a); provided, however, such officer shall have no personal liability to Seller on account of such certificate.

     (c) The Closing hereunder shall not violate any order or decree of any federal or state court or agency having competent jurisdiction, and no suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated in connection herewith.

     (d) This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Seller.

     5.02. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions precedent, any one or more of which may be waived in whole or in part in writing by Buyer:

     (a) Seller shall have performed all covenants and agreements required to be performed by it hereunder at or prior to the Closing, and each of the representations and warranties contained in Article III hereof shall be true and correct on and as of the Closing Date in all material respects.

     (b) Buyer shall have received a certificate, dated as of the Closing Date, of an officer of Seller certifying as to the matters specified in
Section 5.02(a); provided, however, such officer shall have no personal liability to Buyer on account of such certificate.

     (c) The Closing hereunder shall not violate any order or decree of any federal or state court or agency having competent jurisdiction, and no suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated in connection herewith or which may have any material adverse effect on the Assets.

     (d) Buyer shall have received opinions in form and substance satisfactory to Buyer covering the matters outlined on Exhibit G from counsel to Seller satisfactory to Buyer.

     (e) Buyer shall have received verbal updated title reports covering the Subject Interests as to the filing of the Closing Documents satisfactory to Buyer, from Brunini, Grantham, Grower & Hewes, PLLC or other counsel acceptable to Buyer, counsel for Seller.

     (f) There shall not exist or have occurred any Casualty Defect that, in the aggregate, materially adversely affects the value of the Assets or the Overriding Royalty Interests or the use, possession or operation by Seller of the Assets or any material part thereof.

     (g) Buyer shall have received from the Secretary of Seller certified copies of resolutions (or written consents) of the Board of Directors of Seller, authorizing the transactions contemplated hereby and the execution of the Closing Documents, by the officer or representative signing on behalf of Seller.

     (h) The Reserve Reports shall be acceptable to Buyer, in Buyer's sole discretion, with respect to the proved reserves attributable to the Subject Interests.

     (i) All applicable Hydrocarbon gathering, transportation, processing and treating agreements and arrangements, all operating agreements, and all other agreements and arrangements with all transporting pipelines, joint interest owners and other third parties shall be acceptable to Buyer, in Buyer's sole discretion, and must assure to Buyer firm uninterrupted delivery and transportation of Hydrocarbons on terms acceptable to Buyer, in Buyer's sole discretion.

     (j) Buyer, in Buyer's sole discretion, shall be satisfied with the results of any review of the Assets which it undertakes, including without limitation, that the wells associated with the Subject Interests have been connected to pipelines of a transporter of Hydrocarbons.

     (k) Buyer shall have received a Subordination Agreement from EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P., BOCP Energy Partners, L.L.C., Lasco Energy Partners, L.P., and Energy Capital Investment Company PLC and any Affiliate of any of the preceding (collectively, the "ENCAP ENTITIES") in form and substance satisfactory to Buyer, in Buyer's, sole discretion.

     (l) Buyer shall have received a Consent and Waiver from the relevant EnCap Entities waiving any breach of covenant provided for in that certain Purchase and Sale Agreement between Lasco Energy Partners, L.P., Seller, and Benz Energy, Ltd. related to the purchase of the Lasco Properties which may occur as a result of the consummation of the transactions contemplated hereby or in any of the Transaction Documents in form and substance satisfactory to Buyer, in Buyer's, sole discretion.

     (m) Buyer shall have received documentation in form and substance satisfactory to Buyer, in Buyer's sole discretion that Pioneer's receivables will be scheduled for payment in equal monthly installments over the first nine (9) months of 1999 together with appropriate legal opinions from legal counsel acceptable to Buyer regarding authorization, noncontravention and enforcement.

     (n) Prentis B. Tomlinson, Jr. and the Starbucks Trust in form and substance satisfactory and any related Affiliate thereto, shall have executed an agreement whereby such parties shall defer payment of any amounts owing to such parties from Seller or any of its Affiliates until after the Termination Date (as such term is defined in the Terminable Conveyance), in form and substance acceptable to Buyer together with delivery of appropriate legal opinions regarding authorization, noncontravention and enforceability.

     (o) This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Buyer.

     (p) Buyer shall have received drafts of pipeline interconnect agreements from Transco and TransTexas in form and substance satisfactory to Buyer reflecting that all wells associated with the Subject Interests have been connected to a pipeline system permitting the flow of hydrocarbons to a commercially viable market.

     (q) One of the EnCap Entities will have purchased the Notes and liens related to the Letter Loan Agreement between Bank One, Texas, N.A. and Seller dated July 17, 1997.

     (r) Buyer shall have received certificates from the Secretaries of State of the States of Texas and Mississippi showing that Seller is a corporation duly qualified and in good standing under the laws of said states.

                           ARTICLE VI

               PRE-CLOSING; CLOSING; POST CLOSING

    6.01. PRE-CLOSING DATE AND PLACE. The pre-closing ("Pre-Closing") shall take place at 2:00 p.m. Central Time on December 23, 1998, at the offices of Vinson & Elkins L.L.P. in Houston, Texas, unless a different time and place for the Pre-Closing are mutually agreed upon.

    6.02. DOCUMENTS TO BE EXECUTED AT PRE-CLOSING. The following actions shall occur at the Pre-Closing:

    (a) Seller and Buyer shall duly execute, acknowledge and deliver the following instruments:

           (i)     Counterparts of the Conveyances;

           (ii)    Counterparts of the Mortgage;

           (iii)   Counterparts of the Texstar Gas Purchase Contract;

           (iv)    Counterparts of the Shell Gas Purchase Contract;

           (v)     Counterparts of the Operations Agreement;

           (vi) Letters in lieu of transfer orders addressed to each purchaser of Hydrocarbons produced from or attributable to each of the Subject Interests;

           (vii)   UCC-1 Financing Statements; and

           (viii) Such other instruments as are necessary or appropriate to effectuate the Conveyances to properly reflect the interest to be acquired by Buyer pursuant hereto.

    (b) Seller shall deliver to Buyer certain corporate opinions described in Section 5.02(d);

    (c) Seller shall deliver to Buyer certified resolutions of its Board of Directors authorizing the execution and delivery of the Closing Documents; and

    (d) Buyer and Seller shall exchange the officer's certificates described in Section 5.01(b) and Section 5.02(b).

    6.03. RECORDING. Promptly following the Pre-Closing, Seller will cause counterparts of the Conveyances, Mortgage and financing statements to be filed for record in all appropriate recording offices in Texas and Mississippi; and Seller will pay for all documentary, filing and recording fees required in connection with the filing and recording of such Closing Documents.

    6.04. TITLE REPORT. As soon as possible following the Pre-Closing, Seller shall cause its title counsel to report to Buyer (updating the title opinions previously furnished to Buyer), to the effect that the Closing Documents have been properly filed for record in accordance with Section 6.03 and that as of the filing of such Closing Documents (a) Seller is the owner of the Subject Interests, less and except the Overriding Royalty Interests, which are subject only to the Permitted Encumbrances, the Mortgage and the Texstar Gas Purchase Contract, (b) Buyer is the owner of the Overriding Royalty Interests, subject only to the Permitted Encumbrances, (c) all filings in the recording offices in Texas and Mississippi which are necessary to perfect Buyer's title to the Overriding Royalty Interests and to give constructive notice to third parties of Buyer's interest under the Mortgage and the Texstar Gas Purchase Contract have been made.

    6.05. CLOSING. On the first business day following receipt by Buyer of the title report described in Section 6.04 and the other conditions to Closing have been achieved to the satisfaction of Buyer (or waived by Buyer in its sole discretion), the following items in this Section 6.05 shall occur, provided, however if in Buyer's sole discretion, time permits on the date Buyer receives the title report and such conditions are satisfied or waived, then the following items in this Section 6.05 shall occur on the date of receipt of the title report, the following shall occur:

    (a) Seller shall deliver to Buyer the legal opinions described in Sections 5.02(d) (other than those opinions previously delivered in accordance with Section 6.02(b));

    (b) Buyer shall pay Seller the Phase I Purchase Price by wire transfer to a Texstar account provided that certain funds related to the payments for the matters described in Sections 5.02(p) will be held in escrow and remitted directly to the payees for such costs as set forth on Schedule H to the Operations Agreement;

    (c) Seller shall pay to Buyer the $100,000 fee provided for in the fee letter between Seller and Buyer dated December 23, 1998; and

    (d) The parties shall take such other actions and make such other deliveries of documents as are necessary or appropriate to effectuate the conveyance of the Overriding Royalty Interests to Buyer.

The Closing shall be deemed to have occurred on receipt by Seller of the Phase I Purchase Price as set forth in Section 6.05(b). Each party agrees to execute such acknowledgment of receipt of funds pursuant to this Section 6.05 as the other party may reasonably request.

    6.06. CLOSING RECORDINGS AND LEGAL OPINIONS. Within five (5) business days following the Closing, Seller shall deliver to Buyer updated title reports of Brunini, Grantham, Grower & Hews, PLLC or other counsel acceptable to Buyer, counsel for Seller, in form satisfactory to Buyer, confirming the matters orally reported to Buyer pursuant to Section 6.04.

    6.07. NO DUTY ON BUYER. Buyer shall pay the Phase I Purchase Price to Seller as set forth above, but Buyer shall have no duty to any Seller or any other Person with respect to the proper application of such funds.

    6.08. FAILURE TO CLOSE. If all of the conditions to Closing set forth in Article V have not been satisfied or waived on or before December 31, 1998, (or such later date as hereafter may be mutually agreed upon by the parties in writing) this Agreement shall terminate automatically, and, except as provided herein to the contrary, no party hereto shall have any further obligation or any liability to the other party pursuant to this Agreement.


                                 ARTICLE VII

                                MISCELLANEOUS

    7.01. ANNOUNCEMENTS. Each party covenants and agrees with the other that, subject to applicable law or stock exchange regulations, each party shall promptly advise and consult with the other and obtain the other's written consent before issuing any press release with respect to this Agreement or the transactions described herein. Provided, however, Seller shall or shall cause its parent Benz Energy Ltd., to provide Buyer an opportunity to review and comment on any press release which may be required to be provided to the Vancouver Stock Exchange at least three days prior to the date that such notice is required to be delivered.

    7.02. FURTHER ASSURANCES. Seller and Buyer agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful to effectuate the conveyance of the Overriding Royalty Interests and to carry out the purposes of this Agreement or any of the Closing Documents.

    7.03. SURVIVAL. The representations, warranties, covenants, agreements and indemnities in this Agreement and the Closing Documents shall survive the Closing and the consummation of the transactions described herein and therein.

    7.04. EXPENSES. Whether or not Closing occurs, Seller shall reimburse Buyer promptly on demand for all reasonable out-of-pocket fees, costs and expenses incurred by Buyer in connection with the negotiation, documentation and closing of this Agreement and the Purchase and Sale Agreement (Phase II) between Buyer and Seller dated as of even date herewith and the Closing Documents and the transactions contemplated herein and therein, and the review of matters in connection with such transactions (the "Costs") up to a maximum of $100,000 (the "Maximum Costs"). Notwithstanding the preceding sentence, in the event that the Costs exceed the Maximum Costs, Seller shall be required to reimburse Buyer promptly on demand for one-half of the amount by which the Costs exceed the Maximum Costs. Seller shall bear and be responsible for all fees, costs and expenses (including, without limitation, legal, accounting and engineering expenses) incurred by it with respect to the negotiation, documentation and consummation of the transactions described herein, and (ii) indemnify and hold harmless Buyer from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Seller in respect of the transactions described herein and Buyer shall indemnify and hold harmless Seller from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions described herein.

    7.05. CONFIDENTIALITY. It is recognized that in connection with Buyer's review of the Subject Interests, Seller will furnish to Buyer the Reserve Reports and other information of Seller dealing with reserves and geology relating to the Subject Interests (the "Confidential Information"). For a period of four (4) years from the date hereof Buyer agrees to keep and maintain confidential the Confidential Information and not to disclose same to any third party without the consent of Seller, provided that Buyer in the exercise of good faith may disclose Confidential Information without additional consent of Seller (a) to representatives, consultants and attorneys reviewing the Subject Interests on behalf of Buyer, provided such Person agrees to maintain confidential the Confidential Information so disclosed on the same terms and conditions as Buyer; (b) to the extent necessary in connection with a bona fide sale or financing of the Overriding Royalty Interests or "Overriding Royalty Hydrocarbons" by Buyer, provided such Persons agree to maintain confidential the Confidential Information so disclosed on the same terms and conditions as Buyer; (c) to the extent required by contract, by law or in response to deposition or subpoena, provided Buyer shall give advance notice to Seller of such disclosure; and (d) to the extent the information is part of the public domain or public information. In the event Closing does not occur, Buyer will return to Seller any copies of Confidential Information which Buyer may have in its possession. Except to the extent required to do so by applicable law or in connection with any bona fide financing transaction or the requirements of any stock exchange, Sellers and Buyer agree to hold confidential this Agreement and the transactions covered hereby.

    7.06. CERTAIN REFERENCES. Certain agreements, contracts and other documents are listed in Exhibit A and included in the definition of Permitted Encumbrances. References herein or in schedules or exhibits hereto to Permitted Encumbrances are made solely for the purpose of protecting Seller on Seller's warranties and representations as to the Subject Interests, and without regard to whether or not any Permitted Encumbrance is valid, subsisting, legal or enforceable or affects the Overriding Royalty Interests; and such references are not intended to constitute and shall not constitute any sort of recognition or acknowledgment by any party as to the validity, legality or enforceability of the same or of any term, provision or condition thereof or the applicability thereof to the Overriding Royalty Interests, and shall not revive or ratify the same or create any rights in any third Person.

    7.07. NOTICES. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier, as follows:

    If to Seller, addressed to:

    Texstar Petroleum, Inc.
    1000 Louisiana Street, 15th Floor
    Houston, Texas 77002
    Attention: Treasurer
    Telecopy No. (713) 739-8402

    If to Buyer, addressed to:

    Shell Capital Inc.
    One Shell Plaza
    910 Louisiana Street
    Houston, Texas 77002
    Attention: Mr. M.C. McMurray
    Telecopy No. (713) 241-5222

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours. All notices by telecopier shall be confirmed promptly after transmission, by certified mail or personal delivery.

    7.08. INDEMNIFICATION. (a) Seller shall fully defend, protect, indemnify and hold harmless Buyer and Buyer's successors, assigns and Affiliates (other than Coral for any losses related to the Texstar Gas Purchase Contract or Shell Gas Purchase Contract) ("Indemnified Parties") from and against any and all losses which may be suffered by Indemnified Parties and from and against any and all claims, demands, suits and causes of action (collectively "Claims") of every kind and character (together with reasonable attorneys' fees and costs of defense) of or which may be asserted by any Person (including, without limitation, Seller, Seller's officers and Affiliates), relating to, arising out of, or in any way incidental to the breach of any covenant, warranty or representation made by Seller, regardless of whether Buyer may have known of such breach or of the condition giving rise to such breach WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY. THIS INDEMNITY SHALL APPLY, WITHOUT LIMITATION TO ANY LIABILITY IMPOSED UPON ANY INDEMNIFIED PARTY AS A RESULT OF ANY STATUTE, RULE, REGULATION OR THEORY OF STRICT LIABILITY.

    (b) Without limiting the foregoing, Seller and Buyer agree that upon due execution and delivery of the Conveyances neither the Conveyances nor any leasehold interest or operating right interest out of which the Overriding Royalty Interests is created will or does constitute an executory contract or unexpired lease within the meaning of Section 365 of the United States Bankruptcy Code. If for any reason the foregoing is not true and correct in all respects and the Conveyances or any leasehold interest or operating right interest out of which the Overriding Royalty Interests are created is rejected as an unexpired lease or executory contract pursuant to any of the provisions of Section 365 of the United States Bankruptcy Code, then Buyer shall be entitled to the amount of damages suffered by Buyer as a result of such rejection. Seller acknowledges that the Mortgage secures, among other things, any damages to which Buyer may be entitled as a result of any such rejection.

     (c) In the event any Claim is asserted against any Indemnified Party by a third party, the Indemnified party shall with reasonable promptness notify the Seller of such Claim. Pursuant to its defense obligation provided in the first sentence of Section 7.08(a), Seller shall employ counsel reasonably satisfactory to Buyer and shall take such other steps as are reasonably necessary or appropriate to defend the Indemnified Parties against such Claim.

     7.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSISSIPPI, EXCEPT TO THE EXTENT THE LAWS OF ANY OTHER STATE ARE MANDATORILY APPLICABLE.

     7.10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and, subject to the following restriction, shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall in any way limit or restrict the right of Buyer, or Buyer's successors and assigns, to transfer, assign or pledge its rights or obligations hereunder in whole or in part; provided, that Buyer shall not transfer or assign its rights or obligations in and to this Agreement to any person not an Affiliate of Buyer or of the Royal Dutch Shell Group of Companies unless in Buyer's judgment prudently exercised such Person is financially responsible and capable of properly administering this Agreement provided, however, that the immediately preceding proscriptive provision shall never apply to any mortgage, pledge, granting of any lien or security interest or conveyance in trust by Buyer, its successors or assigns or any judicial, trustee's or other sale to foreclose the same. Seller shall not transfer, assign or pledge its rights or obligations hereunder without the prior written consent of Buyer.

    7.11. SCHEDULES AND EXHIBITS. The Schedules and Exhibits attached hereto and referred to herein constitute a part of this Agreement.

    7.12. ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the Closing Documents constitute the entire agreement between the parties hereto with respect to the transactions described herein, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Each party acknowledges that it has read and understands the terms of this Agreement and the Closing Documents and has had the opportunity to consult with legal, tax and accounting counsel and advisors of its choice concerning the meaning and legal effect thereof. Neither party has relied upon the other party or its counsel or advisors with respect to the meaning or effect of any such agreement or instrument.

     7.13. HEADINGS. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     7.14. COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

     7.15. ASSISTANCE. Seller agrees that in the event Buyer elects to enter into a financing arrangement with respect to the Overriding Royalty Interests it will provide reasonable assistance to Buyer in order to facilitate Buyer obtaining such financing, including, but not limited to, attending meetings, providing data related to the Overriding Royalty Interests and Seller and its Affiliates and making personnel of Seller available during normal business hours.

     7.16.  ARBITRATION.

     (a) Any and all claims, counterclaims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement, involving the parties and/or their respective representatives (all of which are referred to herein as "Claims"), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort, or otherwise, at law or in equity, under State or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration.

     (b) It is the intention of the parties that the arbitration shall be conducted pursuant to the Federal Arbitration Act and administered by the American Arbitration Association in accordance with its then current Commercial Arbitration Rules, as such Act and Rules are modified by this arbitration agreement. The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including but not limited to, the determination of the issues that are subject to arbitration (I.E., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this arbitration agreement, the receipt of evidence, and the like), shall be decided by the Arbitrators. In deciding the substance of the parties' Claims, the Arbitrators shall refer to the substantive laws of the State of Mississippi for guidance (excluding Mississippi choice-of-law principles that might call for the application of some other State's law). Provided, however, it is expressly agreed that notwithstanding any other provision in this arbitration agreement to the contrary, the Arbitrators shall have absolutely no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Mississippi law, the law of any other State, or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the American Arbitration Association, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any such Claims.

     (c) The arbitration proceeding shall be conducted in Houston, Texas. Within thirty days of the notice of initiation of the arbitration procedure, each party shall select one Arbitrator. The two arbitrators shall select a third arbitrator, failing agreement on which within ninety days of the original notice, the parties (or either of them) shall apply to any United States District Judge for the Southern District of Texas, Houston Division, who shall appoint the third arbitrator. While the third arbitrator shall be neutral, the two party-appointed Arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed Arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator.

     (d)  In the event any matter is required to be arbitrated under this
Section 7.16, the party prevailing in such arbitration shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other remedy or recovery to which it may be entitled.

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                                     -23-

     EXECUTED on the date first set forth above.


                                       SELLER:

                                       TEXSTAR PETROLEUM, INC.

                                       By: /s/ Robert S. Herlin
                                           -------------------------------------
                                           Robert S. Herlin
                                           Senior Vice President


                                       BUYER:

                                       SHELL CAPITAL INC.

                                       By: /s/ Michael R. Keener
                                           -------------------------------------
                                           Michael R. Keener
                                           Agent and Attorney-in-Fact


                                     -24-